Exhibit 21.1

SUBSIDIARIES OF SIGMA LABS, INC.

Name	Jurisdiction of Incorporation

B6 Sigma, Inc.	Delaware

Sumner & Lawrence Limited	New Mexico
(dba Sumner Associates, Inc.)

La Mancha Company	New Mexico